SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):                    May 5, 1999

                      SOUTHERN PACIFIC FUNDING CORPORATION
             (Exact name of registrant as specified in its charter)

         California                        1-11785              33-0636924
(State or other jurisdiction         (Commission File No.)      (IRS Employer
      of incorporation)                                      Identification No.)
One Centerpointe Drive, Suite 551
Lake Oswego, Oregon                                                97035
(Address of principal executive offices)                         (Zip Code)

                                 (503) 684-6316
              (Registrant's telephone number, including area code)

Item 5.  Other Events.

                  Effective May 5, 1999, Southern Pacific Funding Corporation (the "Company") entered into definitive agreements with The Goldman Sachs Group, L.P. and its affiliates ("Goldman") for the acquisition of the Company and certain assets of the Company by Goldman in connection with the Company's proposed plan of reorganization under Chapter 11 of the Bankruptcy Code, subject to confirmation of the plan by the Bankruptcy Court. The sales price is a combination of $35 million in cash payable at closing plus the right to receive 50 percent of the cash flows from certain financial and other assets, which include subordinated interest only and residual certificates representing interests in the Company's mortgage loan pool securitization trusts, the right to prepayment income from the trusts and mortgage loan servicing rights. Concurrently with entering into the definitive agreements, Goldman refinanced the Company's existing debtor-in-possession financing; the refinancing closed on May 5, 1999.

                  In connection with the sale transaction, the parties have entered into a Stock Subscription and Purchase Agreement and an Asset Purchase Agreement. Under the terms of the Asset Purchase Agreement, the Company will sell Goldman its rights to interest only certificates (or "IO strips") and prepayment income from the securitization trusts. Under the terms of the separate Stock Subscription and Purchase Agreement, the Company, pursuant to its plan of reorganization, will cancel its outstanding stock and the reorganized Company will issue new stock to Goldman. The reorganized Company acquired by Goldman will hold the residual interests in the Company's securitization trusts, the Company's rights to service certain

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securitization  trusts, and the Company's rights under the securitization  trust pooling and servicing agreements.

                  Prior to the sale of the Company to Goldman, certain remaining assets will be distributed to a liquidating trust (the "Liquidating Trust") established for the benefit of the Company's creditors. The right to receive 50 percent of the cash flows from the assets held by Goldman and the reorganized Company will be in the form of an instrument given by the reorganized Company to the Liquidating Trust, pursuant to which funds will be distributed to the Liquidating Trust. Additionally, in the event that Goldman sells or finances the financial assets covered by the instrument, 50 percent of the net proceeds will be remitted to the Liquidating Trust. Goldman has agreed to certain asset management standards in connection with the cash flow instrument. The Liquidating Trust will be responsible for making distributions to creditors.

                  The Company filed its initial disclosure statement and plan of reorganization with the Bankruptcy Court on April 7, 1999. A continued hearing on the disclosure statement filed by the Company is scheduled for May 12, 1999, and the confirmation hearing on the Company's plan of reorganization is scheduled for June 11, 1999. Subject to confirmation of the plan, the sale of the Company and certain of its assets to Goldman is expected to close on or before June 30, 1999.

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   SOUTHERN PACIFIC FUNDING CORPORATION



Dated:  May 10, 1999               By:  /s/ TIMOTHY A. BREEDLOVE
                                        ---------------------------------------
                                   Name:    Timothy Breedlove
                                   Title:   Chief Financial Officer


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